Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners of Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statement No. 333-140088 on Form S-8, registration statement No. 333-141809 on Form S-3, and registration statement No. 333-141764 on Form S-4 of Regency Energy Partners LP of our report dated February 28, 2008, with respect to the consolidated balance sheet of Regency Energy Partners LP as of December 31, 2007, and the related consolidated statements of operations, comprehensive loss, cash flows, and partners’ capital for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Regency Energy Partners LP.

/s/KPMG LLP

Dallas, Texas
February 28, 2008